ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT is dated as of October 13, 2020, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and SUNAMERICA SERIES TRUST, a Massachusetts business trust

(the “Trust”).

WITNESSETH:

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 1, 1999 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the SA BlackRock Multi-Factor 70/30 Portfolio (the “Portfolio”), a series of the Trust; and

WHEREAS, the Trust, on behalf of the Portfolio, pays the Adviser as compensation for services provided to the Portfolio, an advisory fee at the annual rates set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser has entered into a Subadvisory Agreement with BlackRock Investment Management, LLC (the “Subadviser” or “BlackRock”), dated October 13, 2020 (as amended, restated or otherwise modified from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to the Portfolio; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to the Portfolio, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the

“Subadvisory Fee”); and

WHEREAS, pursuant to a Subadvisory Fee Waiver Agreement, as may be amended from time to time (the “BlackRock iShares Waiver”), BlackRock has contractually agreed to waive its Subadvisory Fee in an amount equal to the “acquired fund fees and expenses,” as calculated in accordance with the requirements of the registration statement form applicable to the Portfolio, incurred in connection with its investments in exchange-traded funds that are advised or sponsored by BlackRock or its “affiliated persons,” as defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “iShares Funds”); and

WHEREAS, the Adviser has agreed to waive its fees under the Advisory Agreement, in the amounts set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser agrees to waive its Advisory Fee under the Advisory Agreement in an amount equal to the BlackRock iShares Waiver in order to pass the benefit of such waiver onto the Portfolio in connection with its investments in the iShares Funds (the “iShares Waiver”).

2.	The Adviser agrees to waive its Advisory Fee under the Advisory Agreement so that the Advisory Fee rate set forth on Schedule A of the Advisory

Agreement is reduced from the current rate of 0.65% on the first $250 million and 0.60% over $250 million to 0.40% on the first $250 million and 0.35% over $250 million (the “Advisory Fee Waiver,” and together with the iShares Waiver, the “Fee Waivers”).

3.

The Fee Waivers shall be effective as of the effective date of the Subadvisory Agreement. The iShares Waiver shall continue in effect so long as the BlackRock iShares Waiver is in effect. The Advisory Fee Waiver shall continue in effect through April 30, 2022. Upon termination of the Advisory Agreement with respect to the Portfolio, this Advisory Fee Waiver Agreement shall automatically terminate.

4.	This Advisory Fee Waiver Agreement shall be construed in accordance with the laws of the State of New York.

5.	This Advisory Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

6.

The Declaration of Trust establishing the Trust, dated September 11, 1992, a copy of which, together with all amendments thereto, including amended and restated Declarations of Trust (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “SunAmerica Series Trust” refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Advisory Fee Waiver Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Sharon French
Name: Sharon French
Title:	President and Chief Executive Officer

SUNAMERICA SERIES TRUST, on behalf of SA BlackRock Multi-Factor 70/30 Portfolio, a series thereof

By	/s/ John Genoy
Name: John T. Genoy
Title:	President